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                                                                  Exhibit 4.03


THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE OFFERED OR SOLD IN CONTRAVENTION OF SECTION 5 OF SUCH ACT OR THE LAWS OF ANY APPLICABLE JURISDICTION.

                             Warrant to Purchase
                                Common Stock
                                     of
                International Discount Telecommunications, Corp.,
                            a New York corporation

            International Discount Telecommunications, Corp., a New York corporation ("IDT") certifies that ALAN M. GRAYSON ("Grayson") is the owner of a Warrant which shall automatically be exercised upon the earliest to occur of the three events set forth below (each a "Triggering Event") into shares (the "Shares") of IDT common stock, no par value, representing three-and-one-eighth (3 1/8) percent of the issued and outstanding common stock of IDT as of January 2, 1996. The Triggering Events are as follows:
(i) the time immediately prior to the reincorporation merger of IDT into IDT Corporation, a Delaware corporation and wholly-owned subsidiary of IDT, (ii) immediately prior to the consummation of an inital public offering by IDT of its common stock for aggregate proceeds of at least $15 million (an "IPO"), and (iii) March 31, 1996. The exercise price of this Warrant is $1.00, payment of which has been made previously to IDT. The number of shares due to Grayson shall be computed on a fully diluted basis, after giving effect to the issuance of stock to Grayson. In the event of a reincorporation merger,
18.4 million shares of IDT Corporation will be outstanding on a fully diluted basis, including the Shares, and this Warrant shall carry the right to acquire 575,000 shares of Common Stock of IDT Corporation for the exercise price stated above. Grayson shall have the right to review IDT's stock ledgers and stock transfer books to confirm that the correct number of shares has been issued to him. IDT shall provide Grayson with notice of the occurrence of a Triggering Event and, upon exercise of the Warrant by virtue of the occurrence of such Triggering Event, shall deliver to Grayson certificates representing the Shares.

            IDT shall file with the Securities and Exchange Commission ("SEC") on a date 180 days following the consummation of the IPO, a shelf-registration statement ("Shelf Registration Statement") covering the Shares, and to use its best efforts to have the Shelf Registration Statement be declared effective by the SEC as soon thereafter as practicable. The registration of the Shares shall comply with applicable securities laws, including Blue Sky laws. IDT shall maintain the effectiveness of the Shelf Registration Statement until the earlier of (i) all the Shares having been sold

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and (ii) January 2, 1998 plus a period equal to any Suspension Period (as defined below); provided that IDT may delay or suspend the effectiveness of
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the Shelf Registration Statement or, without suspending such effectiveness, instruct Grayson not to sell any Shares included in the Shelf Registration Statement, if IDT shall have determined upon advice of counsel that it would be required to disclose any actions taken or proposed to be taken by IDT in good faith and for valid business reasons, including without limitation, the acquisition or divestiture of assets, which disclosure would have a material effect on IDT or on such actions (a "Suspension Period") by providing written notice to Grayson. The Suspension Period shall not exceed ninety (90) days in any one hundred eighty (180) day period during which the Shelf Registration Statement would otherwise be effective. IDT shall bear the cost of preparation of the Shelf Registration Statement but shall not be responsible for underwriting commissions, transfer taxes or legal fees of Grayson.

            The Shares shall be entitled to the benefit of piggyback registration rights no less favorable than those held by any stockholder of IDT on the date of this Warrant.


                                          Dated as of January 2, 1996

                                          INTERNATIONAL DISCOUNT
                                          TELECOMMUNICATIONS, CORP.

                                          By:
                                             ----------------------------------
                                             Name:  Howard S. Jonas
                                             Title: President and Chief
                                                    Executive Officer